EXHIBIT 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SECOND QUARTER EARNINGS

Philadelphia, PA, May 16, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2005 ended March 31, 2005.

As previously disclosed, like many other publicly-held companies in the retail industry, the Company has changed its method of accounting for leases, including its method of accounting for tenant improvement allowances, rent holidays, and amortization of leasehold improvements.  These changes are reflected in the Company’s reported results set forth below.  Also as previously disclosed, the Company has decided to restate prior period financial statements to correct errors resulting from its prior method of accounting for leases.  All prior period financial results referred to in this press release reflect such restatement, as do all current period financial results and all projected or targeted future financial results referred to in this press release.  Because the Company’s restatement of its prior year financial statements has not yet been audited by its registered public accounting firm, all results presented in this press release are unaudited.

Net loss for the second quarter of fiscal 2005 was $(0.1) million, or $(0.02) per common share (diluted), compared to net income (as restated) for the second quarter of fiscal 2004 of $0.3 million, or $0.05 per common share (diluted).  The Company’s diluted loss per share for the second quarter of $(0.02) was significantly better than the prior guidance of a net loss per common share of between $(0.20) and $(0.30) provided in its January 26, 2005 press release.  In its May 5, 2005 press release, the Company had announced that it expected second quarter earnings to be better than this prior guidance.  Net loss for the first six months of fiscal 2005 was $(0.3) million, or $(0.07) per common share (diluted), compared to net income (as restated) for the first six months of fiscal 2004 of $2.2 million, or $0.39 per common share (diluted).

Net sales for the second quarter of fiscal 2005 increased 11.3% to $140.0 million from $125.8 million in the same quarter of the preceding year.  The increase in net sales for the quarter, as well as for the first six months of fiscal 2005, was driven primarily by the Company’s new Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005.  In addition, net sales for the second quarter and the first six months compared to last year benefited from increased retail location count, driven by the addition of 569 Sears® leased departments since March 2004, as well as increases in sales from the Company’s marketing partnerships and internet business, partially offset by a decrease in comparable store sales.  Comparable store sales decreased 3.0% during the second quarter of fiscal 2005 (based on 898 locations) versus a comparable store sales increase of 0.2% during the second quarter of fiscal 2004 (based on 849 locations).  For the quarter ended March 31, 2005, the Company opened 8 stores, including 3 multi-brand stores, and closed 19 stores, with 9 of these store closings related to multi-brand store openings. In addition, during the second quarter of fiscal 2005, the Company opened 497 leased department locations, all related to the expansion in late March of the Company’s proprietary Two Hearts™ Maternity collection to additional Sears® locations, bringing the total number of Sears maternity leased departments to 569 locations.  The Company ended the quarter with 869 stores and 1,597 total retail locations, compared to 877 stores and 1,032 total retail locations on March 31, 2004.  Earnings before interest, taxes, depreciation and amortization

(EBITDA) was $7.6 million for the second quarter of fiscal 2005, equal to the EBITDA for the second quarter of fiscal 2004.

Net sales for the first six months of fiscal 2005 increased 6.3% to $273.6 million from $257.5 million for the same six months of the preceding year.  Comparable store sales decreased 3.7% during the first six months of fiscal 2005 (based on 866 locations) versus a comparable store sales decrease of 2.7% during the first six months of fiscal 2004 (based on 820 locations).  During the six months ended March 31, 2005, the Company opened 20 stores, including 7 multi-brand stores, and closed 34 stores, with 17 of these store closings related to multi-brand store openings. In addition, during the first six months of fiscal 2005, the Company opened 498 leased department locations and closed 2 leased department locations.  EBITDA was $14.6 million for the first six months of fiscal 2005 compared to $17.9 million of EBITDA for the first six months of fiscal 2004.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased and encouraged by our financial results for the second quarter of fiscal 2005.  Our sales for the second quarter were in line with our guidance despite the cooler than normal weather conditions during March which adversely affected our sales at the end of the quarter.  In addition, our earnings for the second quarter were significantly better than our prior guidance, driven by lower than planned operating expenses, reflecting tight expense controls and some timing shifts of planned expenses to later in the fiscal year.  We are also pleased by the continued improvement in our sales trend for the second quarter of fiscal 2005, during which our comparable store sales declined 3.0%, compared to our 4.2% comparable store sales decline for the first quarter of fiscal 2005, and our 8.3% comparable store sales decline for the fourth quarter of fiscal 2004.  We expect this improved sales trend to continue, as we are targeting our comparable store sales to be between down 1% and up 1% for the third quarter, and to show an increase of 3% to 5% for the fourth quarter, when we anniversary last year’s fourth quarter 8.3% comparable store sales decline.  Although we recognize the continued strong competitive pressures in the maternity apparel business, we believe that such competitive pressures are stabilizing, compared to last year when such competitive pressures were dramatically increasing.  We are very excited about our new strategic business initiatives, including our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our long-term growth in sales and profitability, while addressing the strong continued competitive pressures in the maternity apparel industry.

“Mothers Work is well positioned for the remainder of fiscal 2005 and beyond.  As we have previously stated, we see fiscal 2005 as an important year of strategic transition as we significantly increase the number of “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We are encouraged by the initial results of our multi-brand stores in terms of their ability to capture the sales from our related store closings and their potential to reduce store operating expense percentages.  As of March 31, 2005, we have 33 two-brand combo stores, 2 triplex stores, and 8 Destination Maternity Superstores.

“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores, the first of which opened in March 2004, carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  A further example of this differentiation is our most recently opened Destination Maternity Superstores, in White Plains, New York, Natick, Massachusetts, and Charlotte, North Carolina, each of which includes our Edamame™ maternity spa. We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages.  In addition, the superstore model may increase overall sales in the geographical markets they serve.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We have opened four Destination Maternity Superstores during the first six months of fiscal 2005, including two opened during the second quarter of fiscal 2005.  We will be opening at least one additional Superstore by the end of fiscal 2005, and plan to open several additional Superstores in fiscal 2006 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We also continue to be excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the launch of the futuretrust® college savings program in our stores in November 2003, the launch of our in-store gift bag program in July 2004, the commencement of marketing of our store gift cards in third party retail locations starting this Fall, the pursuit of potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

“In terms of our sales outlook for the current quarter, after a strong sales performance in April, our sales have been much weaker for the first half of May, with cooler than normal weather in much of the United States adversely affecting sales of Spring and Summer seasonal merchandise, particularly compared to last May’s warmer than normal weather conditions.  In addition, as we stated in our May 5, 2005 press release, we expect that our May comparable store sales results will be adversely impacted by approximately 3 to 4 percentage points, since there are only four Saturdays in May 2005 compared to five Saturdays in May 2004.  Factoring in the weak sales for the first half of May, the adverse weather impact, and the adverse “days shift”, we expect our comparable store sales for May to be down between 6% and 9%, which would equate to a comparable store sales decrease of between 2% and 6% excluding the impact of the unfavorable “days shift.”  For June, we expect our comparable store sales to increase between 3% and 6%, as we anniversary an extremely weak June 2004 comparable store sales decline of 10.9%, and should reap some benefit from pent-up demand for warm weather merchandise after a weak expected sales performance for such seasonal merchandise in May.  Given these targeted sales ranges for May and June, for the third quarter of fiscal 2005 we are targeting net sales in the $157 million range, reflecting an expected comparable store sales change of between down 1% and up 1% for the quarter, and are targeting diluted earnings per common share of between $1.00 per share and $1.20 per share.  For the fourth quarter of fiscal 2005 we are targeting net sales in the $138 million range, reflecting an expected comparable store sales increase of 3% to 5%, as we anniversary an extremely weak 8.3% comparable store sales decline for the fourth quarter of fiscal 2004, and are targeting a net loss per common share of between $0.20 per share and $0.35 per share.

“These quarterly sales targets result in targeted net sales for the full year fiscal 2005 in the $565 to $571 million range, representing sales growth of approximately 9% to 10% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 0.3% and 1.5% for the full fiscal year.

“Our targeted sales for fiscal 2005 reflect our plan to open approximately 30 new stores during the year, including approximately 13 new multi-brand stores, and close approximately 55 stores, with approximately 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  In addition, we now market our Two Hearts™ Maternity collection through leased departments in 569 Sears locations, and distribute our Oh Baby! By Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 669 stores in 40 states.

“We project that our gross margin for fiscal 2005 will be approximately 52.2% of net sales, a reduction from our 53.7% gross margin in fiscal 2004, predominantly driven by the planned lower gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of net sales for fiscal 2005 versus fiscal 2004, primarily as a result of the favorable expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the unfavorable expense leverage resulting from our assumed comparable store sales decrease.  Based on these assumptions, we are projecting EBITDA for fiscal 2005 in the $35.8 to $38.7 million range and diluted earnings per common share of between $0.60 and $0.90 per share, which includes corrected lease accounting.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, especially our new Kohl’s and expanded Sears initiatives, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share (as restated) of $0.92, due to the adverse effect on earnings of our assumed comparable store sales decline of between 0.3% and 1.5%, charges for store asset impairments, and charges related to store closings associated with multi-brand store openings.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We plan our fiscal 2005 capital expenditures to be between $15 million and $17 million, compared to $20.5 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase from fiscal 2004 year end, primarily due to the inventory needs of our new initiatives and, to a lesser extent, intentionally bringing new season merchandise into our stores earlier than last year.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  Although we had no outstanding credit line borrowings during fiscal 2004 or as of March 31, 2005, and expect to have none at the end of fiscal 2005, we did have modest credit line borrowings from our $60 million credit facility during the second quarter of fiscal 2005, and expect to have modest credit line borrowings at times during the last six months of fiscal 2005, reflecting seasonal variations in cash flow.  Our average level of borrowings under our credit facility during the second quarter of fiscal 2005 was $5.3 million.

“Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.”

As announced previously, the Company will hold a conference call tomorrow (May 17, 2005) at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2005 earnings, financial guidance and certain business initiatives.  You can participate in this conference call by calling (773) 681-5870.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, May 24, 2005 by calling (203) 369-1914.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of April 30, 2005, Mothers Work operates 1,591 maternity locations, including 863 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 728 leased departments, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding lease accounting and restatements of historical financial statements and expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
		(As Restated)		(As Restated)
Net sales	$140,031	$125,803	$273,650	$257,498
Cost of goods sold	69,818	59,726	133,024	121,391

Gross profit	70,213	66,077	140,626	136,107
SG&A expenses, excluding depreciation & amortization	62,632	58,468	125,980	118,159

EBITDA	7,581	7,609	14,646	17,948

Depreciation & amortization	3,885	3,464	7,608	6,902

Operating income	3,696	4,145	7,038	11,046
Interest expense, net	3,857	3,702	7,612	7,393

Income before income taxes	(161)	443	(574)	3,653
Income tax provision	(64)	192	(229)	1,487

Net income	$(97)	$251	$(345)	$2,166

Income per share – basic	$(0.02)	$0.05	$(0.07)	$0.41
Average shares outstanding – basic	5,237	5,210	5,227	5,222

Income per share – diluted	$(0.02)	$0.05	$(0.07)	$0.39
Average shares outstanding – diluted	5,237	5,549	5,227	5,554

Selected Balance Sheet Data

(in thousands, unaudited)

	March 31, 2005	September 30, 2004	March 31, 2004
		(As Restated)	(As Restated)
Cash and cash equivalents	$2,827	$8,467	$18,753
Short-term investments	—	6,400	2,000
Inventories	107,516	92,743	86,670
Property, plant and equipment, net	81,102	77,905	75,336
Line of credit borrowings	—	—	—
Long-term debt	128,477	127,629	127,764
Stockholders’ equity	62,897	62,903	60,327

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to EBITDA

and Operating Income Margin to EBITDA Margin(1)

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
		(As Restated)		(As Restated)
Operating income	$3,696	$4,145	$7,038	$11,046
Add: depreciation & amortization expense	3,885	3,464	7,608	6,902

EBITDA	$7,581	$7,609	$14,646	$17,948

Net sales	$140,031	$125,803	$273,650	$257,498

Operating income margin (operating income as a percentage of net sales)	2.6%	3.3%	2.6%	4.3%
Depreciation & amortization expense as a percentage of net sales	2.8	2.8	2.8	2.7
EBITDA margin (EBITDA as a percentage of net sales)	5.4%	6.0%	5.4%	7.0%

(1)  Components may not add to total due to rounding.

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending
9/30/05

Projected operating income	$ 20.6 to 23.5
Add: projected depreciation & amortization expense	15.2

Projected EBITDA	$ 35.8 to 38.7

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and
Amortization Expense (1)

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
		(As Restated)		(As Restated)
SG&A expenses	$66,517	$61,932	$133,588	$125,061
Less: depreciation & amortization expense	3,885	3,464	7,608	6,902
SG&A expenses, excluding depreciation & amortization	$62,632	$58,468	$125,980	$118,159

Net sales	$140,031	$125,803	$273,650	$257,498
SG&A expense margin (SG&A expense as a percentage of net sales)	47.5%	49.2%	48.8%	48.6%
Depreciation & amortization expense as a percentage of net sales	2.8	2.8	2.8	2.7
SG&A expenses, excluding depreciation & amortization	44.7%	46.5%	46.0%	45.9%

(1)  Components may not add to total due to rounding.